Proxy Statement


Culinary Workers Union Local 226   For release to shareholders
1630 S. Commerce Street            4/29/99
Las Vegas, Nevada  89102
(702) 387-7064 tel.
(702) 385-1197 fax.

     VOTE FOR OUR SHAREHOLDER PROPOSAL TO ENSURE INDEPENDENT
        TRUSTEES AT UNIVERSAL HEALTH REALTY INCOME TRUST

                  Annual Meeting of Shareholders
               Universal Health Realty Income Trust
                     June 1, 1999, 10:00 a.m.
                         367 S. Gulph Rd.
                       King of Prussia PA

Dear Trust shareholders:

     Please vote for our shareholder proposal to prevent conflicts-of-interest among the so-called "independent" trustees of the Trust. The only way to vote for this proposal may be the enclosed proxy card.

     We own Trust stock and also represent employees of the
Trust's primary "Advisor", Universal Health Services
("UHS").<FN1>   UHS is also the Trust's primary tenant. The Trust
is supervised by a board of trustees (like a board of directors).

     We believe the best way to ensure all transactions between the Trust and UHS are fair to shareholders is to have a majority of trustees be truly independent of UHS.

     We question whether such independence is achieved by the current Declaration of Trust, the document governing the Trust. A majority of trustees are currently deemed "independent" under the Declaration, but the Declaration defines this term in an interesting way.

     Thus for many years (until 12/98), Michael Walker was an "independent" trustee -- but he was CEO of Genesis Health Ventures, which had on its board of directors the CEO of UHS (Alan Miller). Miller even served on the Genesis compensation committee which set Walker's pay.


<FN1>For more information, see section below entitled "Proxy
Solicitation."

      "Independent" trustee James Dalton, Jr. is the CEO of Quorum Health Group: his company is involved in a 3-hospital joint venture with UHS in the Las Vegas area. "Independent" trustee Cain has from time to time performed investment banking services for the Trust.

      Relationships like these could obviously make it harder for a trustee to say "no" to demands made on the Trust by UHS.

     UHS saw its annual net income grow by over 175% from 1994 thru 1998; while the Trust's net income increased by only two-tenths of one percent in the same period.<FN2> Obviously many factors affect the profitability of the two companies. We in no way suggest trustees made improper decisions -- that would require analyzing data to which we do not have access.

     We feel shareholders should not have to worry in the least that trustees are favoring UHS at the Trust's expense because of trustees' outside business relationships with UHS.

        TEXT OF PROPOSAL AND CURRENT DECLARATION OF TRUST

     Please support the following proposal to avoid conflicts-of-interest among independent trustees overseeing the
Trust:

          WHEREAS, under the current Declaration of Trust, a majority of trustees must be Independent Trustees", and a majority of Independent Trustees must approve the Trust's agreement with its Advisor (UHS), which is also the Trust's primary tenant;

          AND WHEREAS the term "Independent Trustee" is currently defined by the Declaration to allow such trustees to be major suppliers or customers of UHS, or executives of major suppliers or customers or joint venturers of UHS, or executives of companies which have UHS officers on their own boards, including even these boards' executive compensation committees;





<FN2>Annual net income was as follows (in mil.):
                    1998     1997      1996      1995      1994
          Trust     14.3     14.0      14.2      13.6      14.3
          UHS       79.6     67.3      50.7      35.5      28.7

          WHEREFORE, shareholders recommend that trustees support amending section 1.4(l) of the Declaration to read as follows: "'Independent trustee' shall mean a trustee who (i) is not an Affiliate of the Advisor and personally performs no services for the Trust except as trustee; and (ii) in the last 3 years has not personally engaged in (or served as an officer, director, general partner, employee, or trustee of any business entity which engaged in) any of the following:
     (a) being in a partnership or joint venture with the Advisor or Trust; or (b) having on its own governing board any executive of the Advisor or Trust; or (c) buying from or selling to the Advisor or Trust more than $10,000 in goods, services or property in any year."

Compare this to the existing language of the Declaration of Trust. Section 1.4(l) provides: "'Independent Trustee' shall mean a Trustee who, in his individual capacity, (i) is not an Affiliate of the Advisor and (ii) does not perform any services for the Trust except as Trustee." This definition is further narrowed by the Declaration (section 1.4(c)) defining "Affiliate" to ignore suppliers, contractors, consultants, customers, joint venturers, and other business relationships which might make the trustee feel beholden to UHS:

          "'Affiliate' shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding trustees who are not otherwise an Affiliate of such Person)."

        SUMMARY OF RELATIONSHIP BETWEEN THE TRUST AND UHS

     In 1998, UHS subsidiaries were the principal tenants of 7 of the 9 hospitals owned by the Trust. The UHS leases accounted for 75% of the Trust's total revenues for the 5 years ended
12/31/98.

     The Trust's officers are all also UHS officers. The Advisory
Agreement between the Trust and UHS is renewable annually, subject to approval by a majority of independent trustees. The
Trust paid UHS $1,099,000 for advisory services in FY 1997 and $1,161,000 in FY 1998.

    Currently, 4 of the 6 trustees are deemed "independent" under the declaration of trust. A seventh trustee, Mr. Walker, resigned as trustee in December, 1998. "Independent" trustee Cain received payment in the past for investment banking services to the Trust, but reportedly not in 1995-98.

   More information about the trustees and the relationship between UHS and the Trust is contained in the Trust's latest proxy statement at pp. 3-4 and 10-12 incorporated herein by reference.

         VOTING PROCEDURE AND IMPLEMENTATION OF PROPOSAL

     IT IS LIKELY THAT MANAGEMENT'S PROXY CARD WILL NOT INCLUDE
OUR PROPOSAL.  IF SO, THE ENCLOSED CARD IS THE ONLY WAY YOU CAN
VOTE BY PROXY FOR OR AGAINST THIS PROPOSAL.

     IF YOU HAVE ALREADY VOTED, YOU CAN CHANGE YOUR VOTE. Only the latest-dated proxy card is counted. Any proxy may be revoked prior to being counted at the meeting by (1) signing and dating a new proxy card; or (2) appearing at the meeting to vote; or
(3) sending a written revocation to the proxyholder: the Company's address is 367 South Gulph Road, King of Prussia PA 19406, (tel) (610) 265-0688.

   We will keep all cards we receive confidential until the
meeting, unless ordered otherwise by a court.   Passage of the
proposal will require a favorable vote by a majority of stock represented at the meeting. We intend to mail this statement to a majority of voting power of the stock. The proposal is non-binding. If all trustees or all but one approve, it would be submitted for shareholder ratification; under the Declaration, approval by a majority of shares eligible to vote is required. The proposal leaves the timing of implementation to board discretion: we expect the board would time this so as not to force any existing trustees to resign, but no assurances can be offered as to future board decisions in this regard. It is possible that introduction of, voting upon or adoption of the proposal might positively or negatively impact the relationship between the Trust and UHS.

     The enclosed proxy card grants no discretionary authority: we will vote solely as you instruct us. If matters come before the meeting which are not set forth in this proxy statement or management's proxy statement (which we do not anticipate), then we will not vote your shares on these matters. If you sign the enclosed card but do not instruct us how to vote, we will vote your shares FOR our proposal and not vote in the trustees' election. We incorporate herein by reference the discussion in management's proxy statement of voting requirements, record date and outstanding securities at p. 1.

                        PROXY SOLICITATION

     This solicitation is conducted by Culinary Local 226, which owns 56 shares in the Trust. Culinary has interests in UHS activities beyond its UHT stock ownership: Culinary represents over 40,000 employees in Las Vegas, including approximately 100 employees at UHS' Valley Hospital. Culinary is negotiating with UHS for a new agreement. The federal district court in Nevada has found UHS in violation of its contractual duty to arbitrate a Culinary grievance over UHS' failure to apply the agreement to Desert Springs Hospital after a majority of Desert's unit employees designated Culinary as their representative. No work stoppage or picketing has occurred. Culinary does not ask for your support in these matters, and does not believe them relevant to how you should vote as a Trust shareholder. Neither hospital is owned by the Trust. Regardless of the outcome of labor matters, Culinary will vote each proxy card it receives in accordance with the shareholder's instructions. Culinary has not offered to trade its shareholder activities for labor concessions. Such shareholder activities may have no effect on labor relations, or propel settlement, or so anger management as to prevent settlement. Culinary will bear all solicitation costs (anticipated at $7500 and will not seek reimbursement from the Company. It intends to solicit proxies by mail, fax, phone, e-mail and meetings using regular staff.


      EXECUTIVE COMPENSATION/STOCK OWNERSHIP OF MANAGEMENT,
           TRUSTEES AND 5% OWNERS/ELECTION OF TRUSTEES

      Information on these matters is contained in management's proxy statement (pp. 1-3, incorporated by reference herein).

                   FUTURE SHAREHOLDER PROPOSALS

     You can contact us if you wish further information with respect to shareholder rights in making proposals. The deadline for shareholders to submit proposals for inclusion in management's proxy statement in 2000 will be December 31. 1999.

PROXY SOLICITED BY CULINARY LOCAL 226
FOR 1999 SHAREHOLDERS MEETING OF
UNIVERSAL HEALTH REALTY INCOME TRUST

     The undersigned shareholder hereby appoints John Canham-Clyne as proxy, with full power of substitution, to vote for the undersigned at the 1999 annual meeting of the Trust's shareholder, and any adjournments thereof. The undersigned directs this proxy be voted in accordance with the instructions herein and grants no discretionary voting authority. If not marked otherwise, this proxy will be voted FOR the shareholder proposal and not voted in the election of trustees.

I. SHAREHOLDER PROPOSAL TO ENSURE INDEPENDENCE OF TRUSTEES

[ ] FOR

[ ] AGAINST

[ ] ABSTAIN

II. ELECTION OF TRUSTEES

Nominees of management: Alan Miller, Myles Tanenbaum

[ ] FOR all nominees

[ ] WITHHOLD AUTHORITY for all nominees

Instruction: To withhold authority to vote for election of one or more of the nominees above, mark FOR above and cross out the name(s) of the nominees for which you wish to withhold authority.

PLEASE SIGN, DATE, and PROMPTLY RETURN. PERSONS SIGNING IN
REPRESENTATIVE CAPACITY SHOULD INDICATE AS SUCH. IF SHARES ARE
HELD JOINTLY, BOTH OWNERS SHOULD SIGN.

Signature __________________________ Date _________